Exhibit 10.18

GRANITE CONSTRUCTION INCORPORATED

RESTRICTED STOCK AGREEMENT

Granite Construction Incorporated has granted to the Participant named in the Notice of Grant of Restricted Stock (the “Notice”), which together with this Restricted Stock Agreement (the “Agreement”) has been delivered electronically to Participant, an Award consisting of Shares subject to the terms and conditions set forth in the Notice and this Agreement.  The Award has been granted pursuant to the Granite Construction Incorporated Amended and Restated 1999 Equity Incentive Plan (the “Plan”), as amended to the Grant Date.  By accepting the Award, the Participant: (a) represents that the Participant has read and is familiar with the terms and conditions of the Notice and this Agreement, (b) accepts the Award subject to all of the terms and conditions of the Notice and this Agreement, (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Notice or this Agreement, and (d) acknowledges receipt of a copy of the Notice and this Restricted Stock Agreement.

1. Definitions and Construction.

1.1 Definitions.  Unless otherwise defined herein, capitalized terms shall have the meanings assigned in the Notice.  Wherever used herein, the following terms shall have their respective meanings set forth below:

(a) “Board” means the Board of Directors of the Company.

(b) “Cause” means the occurrence of any of the following: (i) the Participant’s theft, dishonesty, or falsification of any Participating Company documents or records; (ii) the Participant’s repeated failure to report to work during normal hours, other than for customarily excused absences for personal illness or other reasonable cause; (iii) the Participant’s conviction (including any plea of guilty or nolo contendere) of theft or felony; (iv) the Participant’s wrongful disclosure of a Participating Company’s trade secrets or other proprietary information; (v) any other dishonest or intentional action by the Participant which has a detrimental effect on a Participating Company; or (vi) the Participant’s habitual and repeated nonperformance of the Participant’s duties.

(c) “Change in Control” means the occurrence of any of the following with respect to the Company:

(i) an acquisition, consolidation, or merger of the Company with or into any other corporation or corporations, unless the stockholders of the Company retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the surviving or acquiring corporation or corporations; or

(ii) the sale, exchange, or transfer of all or substantially all of the assets of the Company to a transferee other than a corporation or partnership controlled by the Company or the stockholders of the Company; or

(iii) a transaction or series of related transactions in which stock of the Company representing more than thirty percent (30%) of the outstanding voting power of the Company is sold, exchanged, or transferred to any single person or affiliated persons leading to a change of a majority of the members of the Board.

The Board shall have final authority to determine whether multiple transactions are related and the exact date on which a Change in Control has been deemed to have occurred under subsections (i), (ii), and (iii) above.

(d) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(e) “Committee” means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board.  If no committee of the Board has been appointed to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.

(f) “Company” means Granite Construction Incorporated, a Delaware corporation, or any successor corporation thereto.

(g) “Director” means a member of the Board.

(h) “Disability” means a permanent and total disability as defined under the Company’s Long Term Disability Plan or any successor plan, regardless of whether the Participant is covered by such Long Term Disability Plan.

(i) “Employee” means any person treated as an employee (including an officer or a Director who is also treated as an employee) in the records of a Participating Company; provided, however, that neither service as a Director nor payment of a director’s fee shall be sufficient to constitute employment for this purpose.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) “Good Reason” means the occurrence of any of the following:

(i) without the Participant’s express written consent, the assignment to the Participant of any duties, or any limitation of the Participant’s responsibilities, substantially inconsistent with the Participant’s positions, duties, responsibilities and status with the Participating Company Group immediately prior to the date of the Change in Control;

(ii) without the Participant’s express written consent, the relocation of the principal place of the Participant’s Service to a location that is more than fifty (50) miles from the Participant’s principal place of Service immediately prior to the date of the Change in Control, or the imposition of travel requirements substantially more demanding of the Participant than such travel requirements existing immediately prior to the date of the Change in Control;

(iii) any failure by the Participating Company Group to pay, or any material reduction by the Participating Company Group of, (1) the Participant’s base salary in effect immediately prior to the date of the Change in Control (unless reductions comparable in amount and duration are concurrently made for all other employees of the Participating Company Group with responsibilities, organizational level and title comparable to the Participant’s), or (2) the Participant’s bonus compensation, if any, in effect immediately prior to the date of the Change in Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by the Participant); or

(iv) any failure by the Participating Company Group to (1) continue to provide the Participant with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee or service provider group which customarily includes a person holding the employment or service provider position or a comparable position with the Participating Company Group then held by the Participant, in any benefit or compensation plans and programs, including, but not limited to, the Participating Company Group’s life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which the Participant was participating immediately prior to the date of the Change in Control, or their equivalent, or (2) provide the Participant with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee or service provider group which customarily includes a person holding the employment or service provider position or a comparable position with the Participating Company Group then held by the Participant.

(l) “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company.

(m) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(n) “Participating Company” means the Company or any Parent Corporation or Subsidiary Corporation.

(o) “Participating Company Group” means, at any point in time, all corporations collectively which are then Participating Companies.

(p) “Service” means the Participant’s employment or service with the Participating Company Group, whether in the capacity of an Employee or a Director.  The Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service to the Participating Company Group or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service.  Furthermore, the Participant’s Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company; provided, however, that unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining the number of Vested Shares.  The Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the corporation for which the Participant performs Service ceasing to be a Participating Company.  Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

(q) “Stock” means the Common Stock of the Company, as adjusted from time to time in accordance with Section 6.

(r) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in section 424(f) of the Code.

(s) “Termination After Change in Control” means the occurrence of either of the following events within twelve (12) months after a Change in Control:

(i) termination by the Participating Company Group of the Participant’s Service with the Participating Company Group for any reason other than for Cause; or

(ii) the Participant’s resignation for Good Reason from all capacities in which the Participant is then rendering Service to the Participating Company Group within a reasonable period of time following the event constituting Good Reason.

Notwithstanding any provision herein to the contrary, Termination After Change in Control shall not include any termination of the Participant’s Service with the Participating Company Group which (1) is for Cause; (2) is a result of the Participant’s death or disability; (3) is a result of the Participant’s voluntary termination of Service other than for Good Reason; or (4) occurs prior to the effectiveness of a Change in Control.

(t) “Unvested Shares” means, on any given date, the number of Shares which exceeds the number of Vested Shares determined as of such date.

1.2 Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2. The Award.

2.1 Grant and Issuance of Shares.  On the Grant Date, the Participant shall acquire and the Company shall issue, subject to the provisions of this Agreement, a number of Shares equal to the number of Shares set forth in the Notice.

2.2 No Monetary Payment Required.  The Participant is not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the Shares, the consideration for which shall be past services actually rendered and/or future services to be rendered to a Participating Company or for its benefit; provided that Participant shall have rendered such past services having a value not less than the par value of the Shares.

2.3 Certificate Registration.  The certificate for the Shares shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.

2.4 Issuance of Shares in Compliance with Law.  The issuance of the Shares shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities.  No Shares shall be issued hereunder if their issuance would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any Shares shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained.  As a condition to the issuance of the Shares, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

3. Vesting of Shares.

3.1 Normal Vesting.  Except as provided in Section 3.2 or otherwise communicated to you in writing within forty-five (45) days of the Grant Date, the Shares shall vest and become Vested Shares in three equal annual installments on the first, second and third anniversaries of the Grant Date; provided, however, that one hundred (100) percent of the Shares shall vest and become Vested Shares on the scheduled vesting date closest to the date you become "retirement eligible".  For this purpose, you become "retirement eligible" at age 62 with at least ten years of service with the Company or at 65 with at least five years of service with the Company.

3.2 Effect of Termination of Service on Vesting.  The effect of the termination of the Participant’s Service prior to the Vesting Date shall be as follows:

(a) Death or Disability.  If the Participant’s Service is terminated prior to the Vesting Date by reason of the death or Disability of the Participant, the vesting of the Shares shall be accelerated in full and the Total Number of Shares shall be deemed Vested Shares effective as of the date of the Participant’s termination of Service.

(b) Termination After Change in Control.  If the Participant’s Service ceases prior to the Vesting Date as a result of Termination After Change in Control, the vesting of the Shares shall be accelerated in full and the Total Number of Shares shall be deemed Vested Shares effective as of the date of the Participant’s termination of Service.

3.3 Federal Excise Tax Under Section 4999 of the Code.

(a) Excess Parachute Payment.  In the event that any acceleration of vesting pursuant to this Agreement and any other payment or benefit received or to be received by the Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an excess parachute payment under Section 280G of the Code, then the vesting, payments or benefits shall be reduced to the extent necessary so that the Participant shall not be subject to any excise tax pursuant to Section 4999 of the Code.  To the extent that vesting, payments or benefits are reduced pursuant to this Section 3.3(a), such reduction shall take place in the following order:  cash payments, vesting (applied to Awards in reverse chronological order based on the Grant Date), benefits.

(b) Determination by Independent Accountants.  To aid the Participant in making any election called for under Section 3.3(a), upon the occurrence of any event that might reasonably be anticipated to give rise to the application of Section 3.2 (an “Event”), the Company shall promptly request a determination in writing by independent public accountants selected by the Company (the “Accountants”).  Unless the Company and the Participant otherwise agree in writing, the Accountants shall determine and report to the Company and the Participant within twenty (20) days of the date of the Event the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant.  For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination.  The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with their services contemplated by this Section 3.3(b).

4. Company Reacquisition Right.

4.1 Grant of Company Reacquisition Right.  In the event that (a) the Participant’s Service terminates for any reason or no reason, with or without cause, or (b) the Participant, the Participant’s legal representative, or other holder of the Shares, attempts to sell, exchange, transfer, pledge, or otherwise dispose of (other than pursuant to an Ownership Change Event) any Unvested Shares, the Company shall automatically reacquire the Unvested Shares and the Participant shall not be entitled to any payment therefor (the “Company Reacquisition Right”).

4.2 Ownership Change Event.  Upon the occurrence of an Ownership Change Event, any and all new, substituted or additional securities or other property to which the Participant is entitled by reason of the Participant’s ownership of Unvested Shares shall be immediately subject to the Company Reacquisition Right and included in the terms “Shares,” “Stock,” and “Unvested Shares” for all purposes of the Company Reacquisition Right with the same force and effect as the Unvested Shares immediately prior to the Ownership Change Event.  For purposes of determining the number of Vested Shares following an Ownership Change Event, credited Service shall include all Service with any corporation which is a Participating Company at the time the Service is rendered, whether or not such corporation is a Participating Company both before and after the Ownership Change Event.

5. Tax Matters.

5.1 Tax Withholding.  At the time the Notice is accepted, or at any time thereafter as requested by a Participating Company, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Participating Company, if any, which arise in connection with the Award, including, without limitation, obligations arising upon (a) the transfer of Shares to the Participant, (b) the lapsing of any restriction with respect to any Shares, (c) the filing of an election to recognize tax liability, or (d) the transfer by the Participant of any Shares.  The Company shall have no obligation to deliver the Shares until the tax withholding obligations of the Participating Company have been satisfied by the Participant.

5.2 Withholding in Shares.  The Participant may elect to satisfy all or any portion of a Participating Company’s tax withholding obligations by requesting the Company to withhold a number of whole, Vested Shares otherwise deliverable to the Participant or by tendering to the Company a number of whole, Vested Shares or vested shares acquired otherwise than pursuant to the Award having, in any such case, a fair market value, as determined by the Company as of the date on which the tax withholding obligations arise, not in excess of the amount of such tax withholding obligations determined by the applicable minimum statutory withholding rates.  Any adverse consequences to the Participant resulting from the procedure permitted under this Section, including, without limitation, tax consequences, shall be the sole responsibility of the Participant.

5.3 Election Under Section 83(b) of the Code.

(a) The Participant understands that Section 83 of the Code taxes as ordinary income the difference between the amount paid for the Shares, if anything, and the fair market value of the Shares as of the date on which the Shares are “substantially vested,” within the meaning of Section 83.  In this context, “substantially vested” means that the right of the Company to reacquire the Shares pursuant to the Company Reacquisition Right has lapsed.  The Participant understands that he or she may elect to have his or her taxable income determined at the time he or she acquires the Shares rather than when and as the Company Reacquisition Right lapses by filing an election under Section 83(b) of the Code with the Internal Revenue Service no later than thirty (30) days after the date of acquisition of the Shares.  The Participant understands that failure to make a timely filing under Section 83(b) will result in his or her recognition of ordinary income, as the Company Reacquisition Right lapses, on the difference between the purchase price, if anything, and the fair market value of the Shares at the time such restrictions lapse.  The Participant further understands, however, that if Shares with respect to which an election under Section 83(b) has been made are forfeited to the Company pursuant to its Company Reacquisition Right, such forfeiture will be treated as a sale on which there is realized a loss equal to the excess (if any) of the amount paid (if any) by the Participant for the forfeited Shares over the amount realized (if any) upon their forfeiture.  If the Participant has paid nothing for the forfeited Shares and has received no payment upon their forfeiture, the Participant understands that he or she will be unable to recognize any loss on the forfeiture of the Shares even though the Participant incurred a tax liability by making an election under Section 83(b).

(b) The Participant understands that he or she should consult with his or her tax advisor regarding the advisability of filing with the Internal Revenue Service an election under Section 83(b) of the Code, which must be filed no later than thirty (30) days after the date of the acquisition of the Shares pursuant to this Agreement.  Failure to file an election under Section 83(b), if appropriate, may result in adverse tax consequences to the Participant.  The Participant acknowledges that he or she has been advised to consult with a tax advisor regarding the tax consequences to the Participant of the acquisition of Shares hereunder.  ANY ELECTION UNDER SECTION 83(b) THE PARTICIPANT WISHES TO MAKE MUST BE FILED NO LATER THAN 30 DAYS AFTER THE DATE ON WHICH THE PARTICIPANT ACQUIRES THE SHARES.  THIS TIME PERIOD CANNOT BE EXTENDED.  THE PARTICIPANT ACKNOWLEDGES THAT TIMELY FILING OF A SECTION 83(b) ELECTION IS THE PARTICIPANT’S SOLE RESPONSIBILITY, EVEN IF THE PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO FILE SUCH ELECTION ON HIS OR HER BEHALF.

(c) The Participant will notify the Company in writing if the Participant files an election pursuant to Section 83(b) of the Code.  The Company intends, in the event it does not receive from the Participant evidence of such filing, to claim a tax deduction for any amount which would otherwise be taxable to the Participant in the absence of such an election.

6. Adjustments for Changes in Capital Structure.

In the event of any stock dividend, stock split, reverse stock split, recapitalization, merger, combination, exchange of shares, reclassification, or similar change in the capital structure of the Company, appropriate adjustments shall be made in the number and class of shares subject to this Agreement.  Any and all new, substituted or additional securities or other property to which Participant is entitled by reason of his or her ownership of the Shares will be immediately subject to the provisions of this Agreement on the same basis as all Shares originally acquired hereunder and will be included in the terms “Shares” and “Stock” for all purposes of this Agreement with the same force and effect as the Shares presently subject thereto.  The adjustments determined by the Committee pursuant to this Section 6 shall be final, binding and conclusive.

7. Legends.

The Company may at any time place legends referencing the Company Reacquisition Right and any applicable federal, state or foreign securities law restrictions on all certificates representing the Shares.  The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing the Shares in the possession of the Participant in order to carry out the provisions of this Section.  Unless otherwise specified by the Company, legends placed on such certificates may include, but shall not be limited to, the following:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS SET FORTH IN AN AGREEMENT BETWEEN THIS CORPORATION AND THE REGISTERED HOLDER, OR HIS PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS CORPORATION.”

8. Transfers in Violation of Agreement.

No Shares may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of, including by operation of law, in any manner which violates any of the provisions of this Agreement and, except pursuant to an Ownership Change Event, until the date on which such shares become Vested Shares, and any such attempted disposition shall be void.  The Company shall not be required (a) to transfer on its books any Shares which will have been transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Shares will have been so transferred.  In order to enforce its rights under this Section, the Company shall be authorized to give a stop transfer instruction with respect to the Shares to the Company’s transfer agent.

9. Rights as a Stockholder.

The Participant shall have no rights as a stockholder with respect to any Shares subject to the Award until the date of the issuance of a certificate for such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 6.  Subject the provisions of this Agreement, the Participant shall exercise all rights and privileges of a stockholder of the Company with respect to the Shares subject to Section 8 hereof.

10. Rights as Employee or Director.

If the Participant is an Employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Participant, the Participant’s employment is “at will” and is for no specified term.  Nothing in this Agreement shall confer upon the Participant any right to continue in the Service of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Participant’s Service at any time.

11. Miscellaneous Provisions.

11.1 Administration.  All questions of interpretation concerning the Notice and this Agreement shall be determined by the Committee.  All determinations by the Committee shall be final and binding upon all persons having an interest in the Award.  Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election.

11.2 Amendment.  The Committee may amend this Agreement at any time; provided, however, that no such amendment may adversely affect the Participant’s rights under this Agreement without the consent of the Participant.  No amendment or addition to this Agreement shall be effective unless in writing.

11.3 Nontransferability of the Award.  The right to acquire Shares pursuant to the Award may not be assigned or transferred in any manner except by will or by the laws of descent and distribution.  During the lifetime of the Participant, all rights with respect to this Award shall be exercisable only by the Participant.

11.4 Further Instruments.  The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

11.5 Binding Effect.  This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

11.6 Notices.  Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, email or upon deposit in the United States Post Office, by registered or certified mail, with postage and fees prepaid, addressed to the other party.  Notices sent to the Company shall be addressed to the Company at 585 West Beach Street, PO Box 50085, Watsonville, CA 95077.  Notices sent to the Participant shall be delivered by email to Participant’s email address end @gcinc.com or mailed to the Participant’s address on file with the Company.

11.7 Integrated Agreement.  The Notice and this Agreement constitute the entire understanding and agreement of the Participant and the Company with respect to the subject matter contained herein and supersede any prior agreements, understandings, restrictions, representations, or warranties among the Participant and the Company with respect to such subject matter other than those as set forth or provided for herein or in the Notice.

11.8 Applicable Law.  The Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

11.9 Beneficiary Designation.  Each Participant may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of such Participant’s death before he or she receives any or all of such benefit.  Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective when filed by the Participant in writing with the Company during the Participant’s lifetime.  In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to his or her estate.